                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             CHRYSLER CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                             CHRYSLER CORPORATION
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                          [CHRYSLER CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       DATE:  THURSDAY, MAY 21, 1998
                       TIME:  9:00 A.M., LOCAL TIME
                       PLACE: THE INVERNESS HOTEL
                              200 INVERNESS DRIVE WEST,
                              ENGLEWOOD, COLORADO

                                                                  April 17, 1998

Dear Stockholder:

     You are cordially invited to attend the annual meeting to:

- elect directors,
- appoint independent public accountants,
- vote on three stockholder proposals, if they are presented at the meeting, and
- conduct any other business properly brought before the meeting.

     YOUR VOTE IS IMPORTANT. PLEASE VOTE NOW BY PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING. FOR YOUR CONVENIENCE YOU MAY VOTE BY TOLL-FREE TELEPHONE, OVER THE INTERNET, OR BY SIGNING, DATING, AND MAILING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

     This Proxy Statement and the 1997 Annual Report to Shareholders are available on the Internet at our Investor Relations web site @ http://www.investor-rel.com/chrysler.

     I look forward to seeing you at the meeting.

                                          Sincerely,

                                          Robert J. Eaton
                                          Chairman and Chief Executive Officer

                               TABLE OF CONTENTS

Information About the Meeting...............................      1
  Quorum....................................................      1
  Vote Required.............................................      1
  Proxy Voting..............................................      1
  Admission.................................................      2
Item No. 1 -- Election of Directors.........................      3
Board of Directors..........................................      7
  Meetings and Committees...................................      7
  Compensation..............................................      8
Security Ownership of Management............................     10
Report on Executive Compensation............................     11
Performance Graph...........................................     17
Compensation of Executive Officers..........................     18
  Summary Compensation Table................................     18
  Option Grants in Last Fiscal Year Table...................     19
  Aggregated Option Exercises/Values........................     20
  Long-Term Incentive Plans -- Awards in Last Fiscal Year
     Table..................................................     20
  Pension Plan Table........................................     21
  Employment and Termination Arrangements...................     22
Security Ownership of Certain Beneficial Owners.............     25
Item No. 2 -- Appointment of Independent Public
  Accountants...............................................     26
Item No. 3 -- Stockholder Proposal..........................     26
Item No. 4 -- Stockholder Proposal..........................     27
Item No. 5 -- Stockholder Proposal..........................     30
Other Matters...............................................     32
Section 16(a) Beneficial Ownership Reporting Compliance.....     32
1998 Stockholder Proposals..................................     32
General Matters.............................................     33

                                 DEFINED TERMS

"Chrysler" or the "Company" means Chrysler Corporation, a Delaware corporation. "Common Stock" or "Shares" means Chrysler common stock, par value $1.00 per share.
"1991 Plan" means the Chrysler Corporation 1991 Stock Compensation Plan. "Performance Shares" means Shares awarded under the 1991 Plan that may be earned out based on Chrysler's performance in relation to shareholder approved goals.

 ------------------------------------------------------------------------------
Your vote is important. Please vote by toll-free telephone or by Internet as explained on your proxy card, or sign, date, and mail your proxy card in the enclosed envelope.
 ------------------------------------------------------------------------------

                                PROXY STATEMENT

                         INFORMATION ABOUT THE MEETING

     Chrysler's Board of Directors solicits your proxy for use at the 1998 annual meeting. Chrysler will begin mailing this Proxy Statement and the accompanying proxy card on or about April 17, 1998.

QUORUM

     The record date for the meeting is March 23, 1998. On that date 646,392,281 Shares were outstanding. A majority of those Shares (a quorum) must be present, in person or by proxy, to conduct business at the meeting. Abstentions and broker non-votes are counted as present in determining whether there is a quorum.

VOTE REQUIRED

     You are entitled to one vote for each Share you held of record at the close of business on the record date. Directors are elected by a plurality vote, which means that if there are more nominees than positions to be filled, the nominees for whom the most affirmative votes are cast will be elected. Each other matter voted on at the meeting will be approved if a majority of the votes cast are in favor of such matter. Abstentions and broker non-votes are not votes cast and are not counted in determining whether a nominee is elected or a matter approved. Inspectors of election appointed by the Board will tabulate the votes cast.

PROXY VOTING

     You can authorize the individuals named on your proxy card to vote your Shares by calling a toll-free telephone number, by using the Internet, or by signing, dating and mailing your proxy card. Your Shares will then be voted at the meeting as you specify or, if you do not specify a choice, as recommended by the Board. You may revoke your proxy by voting in person at the meeting, or by submitting a written revocation or a later dated proxy (including a proxy by telephone or Internet) that is received by Chrysler before the meeting. Telephone and Internet voting provide convenient, cost effective alternatives to returning your card by mail. (If you hold Shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet voting.)

     Your proxy card represents the Shares you hold of record and, if you are a participant, any whole Shares in your dividend reinvestment plan account. If you are a Chrysler employee, the card also serves as a voting instruction to the trustee for any Shares held for you under an employee benefit plan. Plan trustees will vote Shares for which no instructions are received in the same proportion as the Shares for which instructions are received, excluding any Shares the trustees have been instructed not to vote.

ADMISSION

     Attendance is limited to shareholders entitled to vote at the meeting, or their authorized representatives. Admission tickets will be issued upon written request addressed to: Chrysler Corporation, 1000 Chrysler Drive, Auburn Hills, MI 48326-2766, Attention: Investor Relations, CIMS 485-06-07. If you hold Shares through a broker or other custodian, please include a copy of your voting form or other proof of ownership.

                                   ITEM NO. 1
                             ELECTION OF DIRECTORS

     A full board of twelve directors will be elected to serve until the next annual meeting or until their successors are elected and qualified. Unless you specify otherwise, your proxy will be voted for the election of the nominees named below, each of whom is now a Director. If any nominee becomes unavailable, your proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected.

NOMINEES
--------------------------------------------------------------------------------

LILYAN H. AFFINITO
LILYAN H. AFFINITO
PHOTO
                        Age:              66
                        1st Elected:      1982
                        Experience:       Maxxam Group Inc. -- former Vice Chairman of the Board
                                          (1987-1991), President and Chief Operating Officer
                                          (1976-1987)
                        Directorships:    Caterpillar, Inc., Jostens, Inc., Kmart Corporation
                        Committees:       Pension Fund Review, Public and Legal Affairs

------------------------------------------------------------------------------------------------------
JAMES D. ALJIAN
JAMES D. ALJIAN
PHOTO
                        Age:              65
                        1st Elected:      1996
                        Experience:       Tracinda Corporation -- Executive (1987-present)
                        Directorships:    MGM Grand, Inc., Metro-Goldwyn-Mayer, Inc.
                        Affiliations:     American Institute of Certified Public Accountants,
                                          California Society of Certified Public Accountants, Lincy
                                          Foundation
                        Committees:       Audit, Pension Fund Review

------------------------------------------------------------------------------------------------------
ROBERT E. ALLEN
ROBERT E. ALLEN
PHOTO                   Age:              63
                        1st Elected:      1994
                        Experience:       AT&T -- retired Chairman of the Board and Chief Executive
                                          Officer (1988-97)
                        Directorships:    Bristol-Myers Squibb Co., Pepsico, Inc.
                        Affiliations:     The Mayo Foundation and Wabash College
                        Committees:       Corporate Governance, Management Resources and Compensation

------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

JOSEPH A. CALIFANO, JR.
JOSEPH A. CALIFANO
PHOTO
                        Age:              66
                        1st Elected:      1981
                        Experience:       The National Center on Addiction and Substance Abuse at
                                          Columbia University (CASA) -- Chairman & President since
                                          1993, Senior Partner of the law firm Dewey Ballantine
                                          (1983-1992), Secretary of Health, Education and Welfare
                                          (1977-1979), author of nine books
                        Directorships:    Authentic Fitness Corporation, Automatic Data Processing
                                          Inc., Health Plan Services, Inc., Kmart Corporation,
                                          Travelers Group Inc., Warnaco Inc.
                        Affiliations:     New York University, The Twentieth Century Fund, The Urban
                                          Institute, The American Ditchley Foundation, The New York
                                          and Presbyterian Hospital, The Institute for Social and
                                          Economic Policy in the Middle East at Harvard University,
                                          Columbia University Medical School & School of Public Health
                                          (Adjunct Professor)
                        Committees:       Audit, Public and Legal Affairs
------------------------------------------------------------------------------------------------------
ROBERT J. EATON
ROBERT J. EATON
PHOTO
                        Age:              58
                        1st Elected:      1992
                        Experience:       Chrysler Corporation -- Chairman of the Board and Chief
                                          Executive Officer since 1993 and Vice Chairman & Chief
                                          Operating Officer (1992), General Motors Europe -- President
                                          (1988-1992), General Motors Corporation -- Vice President
                                          (1982-1992)
                        Directorships:    International Paper Company
                        Affiliations:     President's Advisory Committee on Trade Policy and
                                          Negotiations, Economic Strategy Institute, U.S./Japan
                                          Business Council, The Business Council, The Business
                                          Roundtable, The Council on Competitiveness, Joint
                                          Auto/Supplier Government Action Council, American Automobile
                                          Manufacturers Association, Society of Automotive Engineers,
                                          National Academy of Engineering, Engineering Society of
                                          Detroit, Detroit Renaissance
------------------------------------------------------------------------------------------------------
EARL G. GRAVES
EARL G. GRAVES
PHOTO                   Age:              63
                        1st Elected:      1990
                        Experience:       Earl G. Graves Ltd. -- Chairman and Chief Executive Officer,
                                          BLACK ENTERPRISE magazine -- Publisher, Egoli Partners, L.P.
                                          (South African Pepsi-Cola franchisee) -- General Partner,
                                          Pepsi-Cola of Washington, D.C. -- Chairman & Chief Executive
                                          Officer
                        Directorships:    AMR Corporation, Aetna Life and Casualty Company, Federated
                                          Department Stores, Rohm and Haas Corporation
                        Affiliations:     A trustee of Howard University and of the American Museum of
                                          Natural History and Planetarium, Executive Board of the
                                          National Office of the Boy Scouts of America, New York State
                                          Urban Development Corporation, New American Schools
                                          Development Corporation
                        Committees:       Audit, Public and Legal Affairs
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

KENT KRESA
KENT KRESA
PHOTO                   Age:              60
                        1st Elected:      1989
                        Experience:       Northrop Grumman Corporation -- Chairman of the Board,
                                          President and Chief Executive Officer since 1990
                        Directorships:    Atlantic Richfield Company
                        Affiliations:     National Academy of Engineering, Los Angeles World Affairs
                                          Counsel, California Institute of Technology, Aerospace
                                          Industries Association, Los Angeles Music Center, American
                                          Institute of Aeronautics and Astronautics, The John Tracy
                                          Clinic for the hearing-impaired, W. M. Keck Foundation
                        Committees:       Audit, Pension Fund Review
------------------------------------------------------------------------------------------------------
ROBERT J. LANIGAN
ROBERT J. LANIGAN
PHOTO
                        Age:              69
                        1st Elected:      1984
                        Experience:       Owens-Illinois, Inc. -- retired Chairman of the Board and
                                          Chief Executive Officer (1984-1990), Chairman through
                                          October 1991
                        Directorships:    Owens-Illinois, Inc., Barry-Wehmiller Co., The Dun &
                                          Bradstreet Corporation, Sonat Inc., Transocean Offshore
                                          Inc., Cognizant Corporation
                        Committees:       Corporate Governance, Management Resources and Compensation

------------------------------------------------------------------------------------------------------
ROBERT A. LUTZ
ROBERT A. LUTZ
PHOTO                   Age:              66
                        1st Elected:      1986
                        Experience:       Chrysler Corporation -- Vice Chairman since 1997, President
                                          & Chief Operating Officer (1993-1996), President
                                          (1991-1993), Executive Vice President (1986-1991), Ford
                                          Motor Company -- Director (1982-1986), various executive
                                          positions (1974-1986)
                        Directorships:    ASCOM Holdings, A.G., Silicon Graphics, Inc., Northrop
                                          Grumman Corporation
                        Affiliations:     National Association of Manufacturers, American Highway
                                          Users Alliance, Advisory Board for the University of
                                          California, Berkeley, School of Business Administration,
                                          National Advisory Council of the University of Michigan
                                          School of Engineering, United States Marine Corps University
                                          Foundation
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PETER A. MAGOWAN
PETER A. MAGOWAN
PHOTO
                        Age:              56
                        1st Elected:      1986
                        Experience:       Safeway, Inc. -- Chairman of the Board since 1980 (Mr.
                                          Magowan will retire as Chairman in May, but continue as
                                          director), Chairman and Chief Executive Officer (1980-1993),
                                          San Francisco Giants -- President and Managing General
                                          Partner
                        Directorships:    Caterpillar, Inc.
                        Committees:       Corporate Governance, Management Resources and Compensation
-----------------------------------------------------------------------------------------------------
JOHN B. NEFF
JOHN B. NEFF
PHOTO                   Age:              66
                        1st Elected:      1996
                        Experience:       Wellington Management Company -- various positions from 1963 until retirement in 1995, including Portfolio Manager of
                                          Windsor and Gemini II Funds, Managing Partner, Senior Vice
                                          President, and member of the Executive Committee
                        Directorships:    General Accident Insurance, Greenwich Associates
                        Affiliations:     Chairman of the Investment Board, University of Pennsylvania
                                          and of Case Western Reserve University, Association for
                                          Investment Management and Research, Chartered Financial
                                          Analysts, Financial Analysts of Philadelphia
                        Committees:       Corporate Governance, Pension Fund Review
------------------------------------------------------------------------------------------------------
LYNTON R. WILSON
LYNTON R. WILSON
PHOTO
                        Age:              58
                        1st Elected:      1994
                        Experience:       BCE, Inc. -- Chairman and Chief Executive Officer since 1993
                        Directorships:    Chrysler Canada Ltd., Bell Canada, Bell Canada International
                                          Inc., BCE Mobile Communications Inc., Bell-Northern Research
                                          Ltd., Northern Telecom Limited, CAE Inc., Tate & Lyle PLC,
                                          Teleglobe Inc.
                        Affiliations:     Team Canada Inc Advisory Board, Business Council on National
                                          Issues, International Council, J. P. Morgan, Trilateral
                                          Commission, C.D. Howe Institute, Canadian Olympic Foundation
                        Committees:       Public and Legal Affairs, Management Resources and
                                          Compensation
------------------------------------------------------------------------------------------------------

                               BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

     The Board held 15 meetings in 1997. Each director attended 75% or more of the total of all meetings held by the Board and the committees on which he or she served. The Board's standing committees, comprised solely of nonemployee directors, provide oversight in key areas as described below. Committee memberships are reviewed annually.

     The Audit Committee recommends the appointment of independent public accountants and reviews their fees for audit and non-audit services and the scope and results of audits performed by them and by the Company's internal auditors. It also reviews Chrysler's system of internal accounting controls, the effect of significant accounting policies on its financial reporting, the proposed form of its financial statements, and the results of internal audits and compliance programs. The Committee held six meetings in 1997.

     The Corporate Governance Committee evaluates the organization, function and performance of the Board and its committees, the qualifications for director nominees, and matters involving corporate governance and shareholder relations. The Committee does not solicit director nominations but will consider recommendations from shareholders that are sent to the Secretary of the Company. Under Chrysler's By-Laws, nominations must be received no less than 60 nor more than 90 days before the annual meeting. (If the meeting date is not disclosed at least 70 days before the meeting, then such recommendations will be considered if received not later than the 10th day following the day on which the meeting date is disclosed.) The Committee held seven meetings in 1997.

     The Incentive Compensation, Stock Option and Salary Committees (collectively, the "Management Resources and Compensation Committees") meet jointly to review, approve and make recommendations to the Board regarding Chrysler's executive compensation program. In particular, the Committees determine salaries, incentive compensation awards, and stock option grants for officers and senior executives, and establish corporate goals under performance-based compensation plans. The Committees held nine meetings in 1997.

     The Pension Fund Review Committee reviews funding strategies and directs the investment policies of Chrysler's funded pension and retirement plans and determines the form and provisions of related trust agreements. The Committee oversees and appoints members of the Company committees responsible for investing fund assets. It also monitors the performance of these plans and reviews and makes recommendations concerning proposed amendments. The Committee held two meetings in 1997.

     The Public and Legal Affairs Committee reviews Chrysler's practices in areas of public concern, such as consumer affairs, equal opportunity, safety, and the environment and recommends appropriate courses of action with due regard for its civic responsibilities. It also reviews the adequacy, quality, and cost effectiveness of Chrysler's health care programs. The Committee held three meetings in 1997.

COMPENSATION

     FEES. Nonemployee directors earn the following fees: annual membership fee, $25,000; fee for each Board meeting attended, $1,000; fee for each other day of service, $2,000; annual fee for serving on a committee, $10,000; and an additional annual fee for chairing a committee, $2,000. Annual fees are paid in Shares to more closely align the interests of nonemployee directors with those of stockholders.

     STOCK OPTIONS AND STOCK UNITS. Nonemployee directors receive options with related stock appreciation rights ("SARs") for 3,000 Shares as of the date of their election or reelection as a director by stockholders. Those nonemployee directors first elected to the Board after December 31, 1995 also receive a one-time award of 6,000 stock units. Each unit represents the right to receive one Share and is credited with dividend equivalents. A director who leaves the Board before completing 5 years of service (other than by reason of death, disability, or retirement at age 72) forfeits all stock units. A director who terminates service after 5 years (or by reason of death, disability, or retirement at age 72) will receive Shares (corresponding to the number of whole stock units granted or credited to him or her, and a cash payment for any fractional units), or if the director prefers, a cash payment equal to the then fair market value of a Share multiplied by the total number of stock units granted or credited to the director.

     TERMINATION OF RETIREMENT PROGRAM. In 1996 the Board terminated a director retirement benefit program with respect to current and future nonemployee directors. Under that program, which was established in 1988, a director with five or more years of service receives an annual cash retirement benefit payable for life equal to the annual retainer in effect at the time the director retired from the Board. A director with less than five years of service receives the same cash benefit, but only for a period equal to the time served as a director.

     Upon termination of such program the then current nonemployee directors agreed to convert their rights under that program into phantom stock units. Each such director's rights were converted into phantom stock units representing the greater of 3,000 Shares and a certain number of Shares determined by dividing
(1) the present value of the benefit that would have been payable to the director under the former program (assuming the earlier of completion of 18 years of service as a director or retirement at no later than age 72, the mandatory retirement age for directors, and based on a discount rate of 8% and assuming annual increases in fees of 5%) by (2) the fair market value of a Share on the date of the 1996 Annual Meeting of Stockholders. Each phantom stock unit will be credited with dividend equivalents, which will be deemed reinvested in additional phantom stock units. At retirement, each such director will receive an amount equal to (a) the fair market value of a Share on the date of his or her retirement, multiplied by (b) the number of phantom stock units granted to him or her on the date of the 1996 Annual Meeting of Stockholders (including those related to reinvested dividend equivalents). Each director may elect to receive such amount in Shares or cash.

     STOCK OWNERSHIP GUIDELINES. Nonemployee directors are required to own at least 10,000 Shares by the later of February 8, 1999 and the third anniversary of their election to the Board.

     OTHER. Nonemployee directors may elect in advance to defer all or a portion of their fees and proceeds in connection with the exercise of options or SARS, whether payable in the form of cash or Shares. Directors may self-direct assets in their deferral accounts among a variety of investments and may receive payment of their deferred compensation in a lump sum or in annual installments not to exceed ten years. Chrysler also provides nonemployee directors with product evaluation and lease vehicles, as well as business travel accident insurance coverage in the amount of $250,000.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of Shares beneficially owned (as defined by the Securities and Exchange Commission) by Chrysler's directors and executive officers as of February 28, 1998 (unless otherwise noted):

                                                     SHARES
                                                  BENEFICIALLY
NAME OF BENEFICIAL OWNER                            OWNED(1)         STOCK OPTIONS(2)    STOCK UNITS(3)
-------------------------------------------------------------------------------------------------------
Lilyan H. Affinito............................        32,295               16,200             8,742
James D. Aljian...............................        12,805                1,200             6,497
Robert E. Allen...............................        12,759                6,300             6,435
Joseph A. Califano, Jr........................        19,281                9,300             8,483
Robert J. Eaton...............................     2,038,266            1,796,289                 0
Earl G. Graves................................        20,770               18,300             6,435
Kent Kresa....................................        31,583               18,300             6,443
Robert J. Lanigan.............................        25,889               12,000             7,155
Robert A. Lutz................................       555,904              387,038                 0
Peter A. Magowan..............................        33,406                1,200             8,289
John B. Neff..................................        84,727                1,200             6,497
Dennis K. Pawley..............................        50,881                    0                 0
Gary C. Valade................................       258,812              207,000                 0
Lynton R. Wilson..............................        12,089                6,300             6,435
All Directors and Executive Officers as a
  Group.......................................     6,072,463(4)         4,406,153            71,411

(1) Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the Shares beneficially owned by such person.

(2) Stock options exercisable within sixty days. They are also in the Shares Beneficially Owned column.

(3) Stock Units credited to nonemployee directors as described above.

(4) Less than 1.0% of the Shares outstanding. Includes Shares held as of December 31, 1997 under dividend reinvestment and savings plans, and 32,628 Shares held by immediate family members (whether or not beneficial ownership has been disclaimed).

                        REPORT ON EXECUTIVE COMPENSATION

     This report explains Chrysler's executive compensation program for the year ended December 31, 1997. The Management Resources and Compensation Committees, which consist entirely of nonemployee directors, determine the compensation of officers and senior executives.

                            COMPENSATION PHILOSOPHY

     Chrysler's executive compensation program is a critical part of the effective management of its key executives. The program rewards senior management for building long-term shareholder value. It is designed to:

        - Establish a comparative framework of companies for pay/performance analysis;

        - Maintain a strong relationship between performance and rewards;

        - Communicate the link between pay and performance;

        - Actively encourage stock ownership;

        - Balance all compensation elements to create a total pay program based on specific performance goals.

                           STOCK OWNERSHIP GUIDELINES

     Chrysler maintains stock ownership guidelines to more closely align the interests of executives with those of stockholders. The guidelines establish stock ownership targets for officers and certain other executives. The Committees monitor compliance annually.

                         EXECUTIVE COMPENSATION PROGRAM

     Chrysler amended its performance-based compensation plans so that it would be able to qualify compensation paid under those plans to the Chief Executive Officer and its next four most highly compensated executive officers for deductibility under Section 162(m) of the Internal Revenue Code. From time to time, however, the Committees may authorize the payment of nondeductible compensation if they determine that such action would be in Chrysler's best interests. The Committees expect that Chrysler will be entitled to a federal income tax deduction for all amounts earned under those plans for 1997. The Committees determined that it was appropriate to pay Mr. Eaton and Mr. Lutz base salaries above the limit set by Section 162(m) and forego the deduction for amounts above the limit in order to achieve the underlying objectives of the compensation program described in this Report.

     In addition to base salary, Chrysler's executive compensation program in 1997 included incentive compensation in the form of annual bonuses (short-term incentives), awards of Chrysler Common Stock paid at the end of multi-year performance cycles (medium-term incentives), and grants of stock options exercisable over ten years (long-term incentives). The total amount of compensation paid to executives was determined with reference to a peer group of fifteen Fortune 500 companies, which included Chrysler's two principal domestic competitors. Companies were selected on the basis of, among other things, their market capitalization, percentage of revenues derived from the sale of durable goods, use of benchmarking as a management tool, selection by Fortune magazine as one of its "Most Admired" companies, and selection for similar comparative purposes by General Motors Corporation or Ford Motor Company. The Committees believe that the various compensation programs within the peer group fairly represent the types and levels of compensation Chrysler must be prepared to provide in order to attract and retain qualified executives.

BASE SALARY

     The Committees establish base salaries for executive officers annually in relation to base salaries paid within the peer group. In general, base salaries were set taking into consideration Chrysler's major U.S. competitors and the fifteen company average, adjusted to reflect the increased salary levels within the peer group as determined by an independent consulting firm engaged to assist the Committees. Base salaries may vary based on such factors as responsibility, current performance, and tenure.

ANNUAL BONUS

     Chrysler has paid bonuses in accordance with a stockholder approved formula since 1929. The formula, as most recently amended by the stockholders in 1994, authorizes the Board to set aside for incentive compensation up to 8% of the excess of consolidated net earnings in any year over $.2222 per share of Chrysler Common Stock.

     In general, annual bonuses are based on corporate performance in relation to one of the following stockholder approved goals: quality, customer satisfaction, profitability, net margin as a percentage of revenue, return on sales, return on capital, breakeven, productivity, and/or debt to capitalization. The Committees establish several increasingly aggressive achievement levels for the selected goal. Each achievement level corresponds to a certain bonus award, which is expressed as a percentage of the executive's base salary (or the average base salary or midpoint of the salary range of a class) and which varies depending on the executive's level of responsibility. An executive's annual bonus may not exceed 0.15% of Chrysler's consolidated net earnings. The Committees may reduce the amount of any bonus based on individual performance or any of the above goals or other measures of corporate performance.

     Chrysler paid bonuses to approximately 2,000 executives based on its 1997 performance goal of consolidated net earnings, which were $2.8 billion. Only 60% of the total amount available for incentive compensation under the formula was paid out in annual bonuses for 1997 performance.

PERFORMANCE SHARES

     Officers and senior executives have the opportunity to earn Chrysler Common Stock (Performance Shares) at the end of multi-year performance cycles, based on corporate performance in relation to one of the above stockholder approved goals. The number of Performance Shares awarded each year by the Committees at the beginning of a cycle is determined by dividing an amount (expressed as a percentage -- not in excess of 150% -- of the executive's base salary, or the average base salary or midpoint of the salary range of a class of employees, at the time of the award) by the then fair market value of Chrysler Common Stock. Dividend equivalents may also be paid in respect of the award during a cycle.

     At the end of each cycle, participants may earn nothing, or a number of Performance Shares ranging from a set minimum to a maximum of 150% of the target award, based on the level of achievement in relation to the goal for that cycle. The Committees may reduce the number of Performance Shares to be delivered based on individual performance or any of the above goals or other measures of corporate performance.

     Performance Shares were awarded to 88 executives for the 1997-1999 performance cycle. The corporate goal established for that cycle is vehicle quality improvement. Performance Share awards for the 1995-1997 performance cycle were paid at a corporate performance level of 100%, based on improvements in vehicle quality during the cycle as determined from warranty claims data.

STOCK OPTIONS

     The Corporation may grant stock options and other stock-related incentives under the Shareholder approved 1991 Plan. The 1991 Plan is intended to provide long-term incentives, the ultimate value of which is determined by increases in the price of Chrysler's Common Stock.

     No stock option can be granted at an exercise price of less than 100% of fair market value on the day the option is granted. Each option must be exercised within ten years after the date of grant, unless earlier terminated in connection with termination of employment, and is exercisable on and after the first anniversary of the grant to the extent of not more than 40% of the number of shares covered by the option, on and after the second anniversary of the grant to the extent of not more than 70% thereof, and on and after the third anniversary of the grant to the extent of 100% thereof.

     Stock options were granted in 1997 to approximately 1,800 officers and executives in amounts which were, in the judgment of the Stock Option Committee, directly related to the level of responsibility of the grantees as compared with their peer group counterparts. The number of options granted to a named executive officer was established after determining that the projected value of such options (as derived from the Black Scholes option pricing model) together with performance shares granted are targeted at the 75th percentile of the projected value of all long-term incentive compensation granted to his peer counterparts.

SUPPLEMENTAL RETIREMENT BENEFITS

     Officers and other executives may accrue annual supplemental retirement benefits equal to a percentage (not to exceed 6%) of their respective annual bonus and/or Performance Share awards. The Incentive Compensation Committee determined that annual retirement benefits based on the annual bonus for 1997 will be paid at the rate of 4%. No benefits will be paid in respect of Performance Shares earned in 1997.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

     Under Mr. Eaton's leadership in 1997, Chrysler achieved increases in shareholder value, vehicle quality improvement, registered its second best U.S. and Canada retail sales year in history and increased sales outside of North America by 7% over 1996.

     Chrysler had pre-tax earnings of $4.6 billion and total revenues of $61.1 billion last year, and returned approximately $3.2 billion to stockholders in the form of dividends and share repurchases. Chrysler achieved its goal of repurchasing $2 billion of Chrysler Common Stock in 1997 ($5 billion since 1995) and announced plans to repurchase an additional $2 billion during 1998. As of December 31, 1997, the dividend yield on Chrysler

Common Stock was 4.5%, which was nearly three times the dividend yield of the S&P 500 Index. The cumulative total shareholder return on Chrysler Common Stock for the last five years was 160%.

     Mr. Eaton worked with the Chrysler management team to improve vehicle quality by 20% over the prior year, and to maintain a successful product development program. The product development program included the introduction of the Jeep Grand Cherokee 5.9 Limited, the Dodge Durango, and the all new 1998 Dodge Intrepid and Chrysler Concorde. Chrysler's product excellence was recognized with numerous awards. The Jeep(R) Grand Cherokee 5.9 Limited was named 4 Wheel & Off Road Magazine's 4 x 4 of the year. The Dodge Dakota R/T won Sport Truck Magazine's "Sport Truck of the Year" and the Dodge Durango was named Four Wheeler's "SUV of the Year". Popular Science named the Chrysler Concorde and Dodge Intrepid as "Best of What's New" while Consumer's Digest named the Dodge Caravan and Plymouth Voyager as "Best Buys."

     The Board of Directors also recognized Mr. Eaton's key role in forming a talented management team that is prepared to lead Chrysler into the 21st century, as evidenced by the appointment of Mr. Stallkamp as President.

     In establishing each of the components of Mr. Eaton's compensation for 1997, the Committees relied on information developed with the assistance of an independent executive compensation consulting firm. Based on such information and an evaluation of his 1997 performance, the Committees increased Mr. Eaton's base salary to reflect increased salary levels among his peer group counterparts. Consistent with Chrysler's salary policy, following such adjustment Mr. Eaton's base salary ranked in the third quartile for that group.

     Mr. Eaton received an annual bonus, as reported in the Summary Compensation Table, based on Chrysler's performance with respect to consolidated net earnings. Mr. Eaton also earned 33,800 Performance Shares with respect to the 1995-1997 performance cycle based on Chrysler's performance with respect to vehicle quality improvements. In addition, Mr. Eaton was awarded 78,100 Performance Shares to be earned over the 1997-1999 performance cycle. The Committees also granted to Mr. Eaton options to purchase 700,000 shares of Chrysler Common Stock after targeting the projected value of such options (as derived from the Black-Scholes option pricing model), together with Performance Shares awarded to Mr. Eaton at the 75th percentile of the projected value of all long-term compensation granted to his peer group counterparts.

                                   CONCLUSION

     Under Chrysler's executive compensation program, the total compensation ultimately attainable by executive officers depends to a significant degree on consistent achievement of corporate objectives that contribute to stockholder value. For example, over 85% of the total compensation (excluding option grants) paid in 1997 under this program to the executive officers named in the Summary Compensation Table is directly related to the achievement of corporate performance objectives, including profitability and increases in share price. Including option grants valued under the Black-Scholes option pricing model, approximately 90% of such compensation consists of elements the ultimate realizable value of which is based on achievement of such objectives and increases in share price.

                                          MANAGEMENT RESOURCES AND
                                          COMPENSATION COMMITTEES

                                          Robert J. Lanigan, Chairperson
                                          Robert E. Allen
                                          Peter A. Magowan
                                          Lynton R. Wilson

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Chrysler Common Stock over the five preceding fiscal years with the cumulative total shareholder return on the common stock of each of General Motors Corporation and Ford Motor Company and the return on the Standard & Poor's 500 Stock Index, assuming an investment of $100 in each of the above at their closing prices on December 31, 1992 and reinvestment of dividends.

                                                            General
   Measurement Period        Chrysler      Ford Motor       Motors         S&P 500
  (Fiscal Year Covered)     Corporation      Company      Corporation       Index
1992                                 100            100            100            100
1993                                 169            155            173            110
1994                                 159            138            135            112
1995                                 186            149            174            153
1996                                 223            175            189            189
1997                                 260            275            225            252

     The above Report on Executive Compensation and Performance Graph shall not be deemed to be incorporated by reference into any filing made by Chrysler under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent Chrysler incorporates the report and graph by specific reference.

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                            ----------------------
                                                                              AWARDS      PAYOUTS
                                        ANNUAL COMPENSATION(1)              ----------   ---------
                              -------------------------------------------   SECURITIES
                                                             OTHER ANNUAL   UNDERLYING     LTIP       ALL OTHER
                                      SALARY       BONUS     COMPENSATION    OPTIONS/     PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      ($)         ($)         ($)(2)       SARS(#)        ($)         ($)(3)
---------------------------   ----    ------       -----     ------------   ----------    -------    ------------
Robert J. Eaton.............  1997   1,612,500   3,000,000     218,903       740,451     1,209,702      77,400
  Chairman, Chief Executive   1996   1,437,500   4,500,000     161,183       696,018     2,068,250      69,000
  Officer and President(4)    1995   1,212,500   2,360,000     105,006       450,000       434,981      58,200
Robert A. Lutz..............  1997   1,012,503   1,600,000     146,655       394,828       730,116      48,600
  Vice Chairman               1996     956,250   2,800,000      94,415       276,210     1,219,920      45,900
                              1995     881,250   1,675,000      64,308       200,000       278,231      42,300
Thomas G. Denomme...........  1997     725,004   1,200,000     185,128       250,000       465,270      34,800
  Vice Chairman and Chief     1996     631,253   1,800,000      62,480       175,000       771,420      30,300
  Administrative Officer      1995     562,500   1,075,000      42,059       140,000       168,506      27,000
Gary C. Valade..............  1997     562,503     850,000      53,035       200,000       365,058      27,000
  Executive Vice President    1996     512,500   1,200,000      53,225       140,000       609,960      24,600
  and Chief Financial
    Officer                   1995     456,250     800,000      37,866       130,000       133,238      21,900
Dennis K. Pawley............  1997     492,504     760,000      49,657       200,000       365,058      23,640
  Executive Vice President
    --                        1996     460,003   1,000,000      47,759       110,000       609,960      22,080
  Manufacturing               1995     422,500     750,000      33,199       110,000       133,238      20,280

(1) Compensation deferred at the election of an executive is included in the year earned.

(2) The amounts for 1997 are dividend equivalents paid in respect of Performance Share awards and tax payment reimbursements. The amount shown for Mr. Denomme for 1997 also includes a club initiation fee of $40,000, and other benefits.

(3) The amounts for 1997 are matching contributions by Chrysler under its employee savings plans.

(4) Mr. Thomas T. Stallkamp became President on January 1, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                                      -------------------------------------------------------
                                        NUMBER
                                          OF         PERCENT OF
                                      SECURITIES       TOTAL
                                      UNDERLYING      OPTIONS                                     GRANT DATE
                                       OPTIONS       GRANTED TO     EXERCISE OR                     PRESENT
                                       GRANTED      EMPLOYEES IN    BASE PRICE     EXPIRATION        VALUE
               NAME                     (#)(1)      FISCAL YEAR       ($/SH)          DATE          ($)(2)
               ----                   ----------    ------------    -----------    ----------     ----------
Robert J. Eaton...................     700,000         6.80%           33.63        07-02-07       4,753,000
                                        40,451         0.40%           37.69        03-15-02         302,169
Robert A. Lutz....................     265,000         2.61%           33.63        07-02-07       1,799,350
                                         5,369         0.05%           35.50        06-12-01          39,462
                                        25,656         0.25%           35.50        06-10-02         188,572
                                        98,803         0.97%           35.10        07-07-03         695,573
Thomas G. Denomme.................     250,000         2.46%           33.63        07-02-07       1,697,500
Gary C. Valade....................     200,000         1.97%           33.63        07-02-07       1,358,000
Dennis K. Pawley..................     200,000         1.97%           33.63        07-02-07       1,358,000

(1) The exercise price of these options is the fair market value of Common Stock on the grant date. Options (other than reload options) have a ten year term and become exercisable at the rate of 40%, 70% and 100% over 3 years. Options shown in italics are reload options granted to the individual when he exercised an existing option and paid the exercise price in Shares. These options are exercisable for the remaining term of the original option, beginning 6 months after grant, while the fair market value of Shares is at least 25% higher than at the time of grant. Options granted last year do not contain a reload option feature. Options terminate upon termination of employment, except in the case of the individual's death, disability, retirement, and become fully exercisable upon a change in control (as explained below).

(2) These values were determined under the Black-Scholes option pricing model based on the following assumptions: annualized weighted stock price volatility of 26.12%; interest rate based on the 5 year Treasury bond rate; exercise in the fifth year, and dividends at the rate in effect on the date of grant. Chrysler's use of this model is not meant to suggest that such model can accurately determine the value of options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF               VALUE OF UNEXERCISED
                                                               UNEXERCISED                  IN-THE-MONEY
                              SHARES                           OPTIONS AT                    OPTIONS AT
                            ACQUIRED ON     VALUE          FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                             EXERCISE      REALIZED    ---------------------------   ---------------------------
           NAME                 (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------    --------    -----------   -------------   -----------   -------------
Robert J. Eaton...........    180,000      5,259,600    1,755,838      1,265,451     21,240,155      5,149,288
Robert A. Lutz............    604,068     13,083,352      468,235        582,803      4,278,672      2,129,546
Thomas G. Denomme.........    148,000      1,341,075            0        397,000              0      1,542,948
Gary C. Valade............    142,396      2,328,720      267,000        323,000      2,710,623      1,292,403
Dennis K. Pawley..........    105,800      1,005,958            0        299,000              0      1,107,543

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                       PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                                                         OR OTHER       NON-STOCK PRICE BASED PLANS
                                          NUMBER OF    PERIOD UNTIL    ------------------------------
                                           SHARES       MATURATION     THRESHOLD    TARGET    MAXIMUM
                 NAME                      (#)(1)      OR PAYOUT(2)       (#)        (#)        (#)
                 ----                     ---------    ------------    ---------    ------    -------
Robert J. Eaton.......................     78,100         3 yrs         39,050      78,100    117,150
Robert A. Lutz........................     32,400         3 yrs         16,200      32,400     48,600
Thomas G. Denomme.....................     22,900         3 yrs         11,450      22,900     34,350
Gary C. Valade........................     11,800         3 yrs          5,900      11,800     17,700
Dennis K. Pawley......................     11,800         3 yrs          5,900      11,800     17,700

(1) These awards reflect the number of Performance Shares payable to each of the named executive officers at the end of the 1997-1999 performance cycle depending on the level of achievement ultimately attained by Chrysler with respect to vehicle quality, the corporate goal established for the cycle. A target award (expressed as a percentage of salary) was established for each officer, and each may earn nothing, or a number of Performance Shares ranging from a set minimum to a maximum of 150% of the target award. Each officer is entitled to receive amounts equal to the cash dividends that would have been paid to him during the cycle if one Share for every Performance Share awarded to him had been issued to him at the time of such dividend.

(2) In the event of a change in control (as explained below), the performance objectives and any restrictions applicable to outstanding awards will be deemed attained or waived and such awards will be deemed fully vested.

                               PENSION PLAN TABLE

     Chrysler provides retirement benefits to officers based on years of service and salary. These benefits are provided under a tax qualified retirement plan, or to the extent not payable under that plan because of Internal Revenue Code limitations, under a nonqualified supplemental plan. The table below shows the benefits payable to an officer who retires at age 65 after contributing continuously to the plans since age 35.

                                            ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED(2)
ASSUMED FINAL AVERAGE             ---------------------------------------------------------------------
  ANNUAL SALARY(1)                   10         15         20          25           30           35
---------------------             --------   --------   --------   ----------   ----------   ----------
   $  200,000                       45,000     67,500     90,000      110,000      124,000      124,000
      400,000                       90,000    135,000    180,000      220,000      248,000      248,000
      600,000                      135,000    202,500    270,000      330,000      372,000      372,000
      800,000                      180,000    270,000    360,000      440,000      496,000      496,000
    1,000,000                      225,000    337,500    450,000      550,000      620,000      620,000
    1,200,000                      270,000    405,000    540,000      660,000      744,000      744,000
    1,400,000                      315,000    472,500    630,000      770,000      868,000      868,000
    1,600,000                      360,000    540,000    720,000      880,000      992,000      992,000
    1,800,000                      405,000    607,500    810,000      990,000    1,116,000    1,116,000
    2,000,000                      450,000    675,000    900,000    1,100,000    1,240,000    1,240,000

(1) Salary is averaged over the consecutive 5-year period during which salary was highest in the 15 years immediately preceding retirement. The salaries of Chrysler's five highest paid officers are shown in the Summary Compensation Table.

(2) Retirement benefits are computed as a ten year certain and life annuity and are subject to deduction for primary Social Security benefits.

     As of February 28, 1998, the officers named in the Summary Compensation Table had accrued the following years of service: Mr. Eaton, 11 years (including additional years granted when he joined Chrysler); Mr. Lutz, 16 9/12 years (including additional years granted under the supplemental plan); Mr. Denomme, 17 6/12 years; Mr. Valade, 20 4/12 years; and Mr. Pawley, 8 11/12 years.

     In addition to the benefits reflected in the table, the supplemental plan provides other annual retirement benefits based on a percentage of the incentive compensation awards (annual bonus and Performance Shares) paid to an officer each year. The percentage, which may range from 0 to 6%, is established by the Management Resources and Compensation Committees each year for awards paid that year. If the named officers remain with Chrysler until their retirement at age 65, they could become entitled to receive the following estimated annual benefits based on such awards (the portion accrued to date is shown in parentheses): Mr. Eaton, $1,486,100 ($950,200); Mr. Valade, $613,400 ($334,500); and Mr. Pawley, $477,700
($279,300). Mr. Lutz is eligible to retire under the Supplemental Plan now with an accrued benefit of $715,800. He will continue to accrue benefits until he retires. Mr. Denomme retired as of December 31, 1997 with an accrued benefit of $482,600. These estimates were computed based on the following assumptions for each executive through age 65: (a) annual base salary increases of 6%, (b) annual incentive compensation equal to 120% of annual base salary; and (c) a 3% factor applied to incentive compensation. The nonaccrued portion of these estimates shown above will change in proportion to percentage differences between actual award levels through age 65 and the assumed levels set forth in
(b) and (c) above.

     In the event of a change of control as defined in the supplemental plan, Mr. Eaton and Mr. Valade will be eligible for special early retirement. Neither of them are currently eligible for early retirement based on age and years of credited service.

                    EMPLOYMENT AND TERMINATION ARRANGEMENTS

     EMPLOYMENT AGREEMENTS. Chrysler entered into employment agreements in 1995 with Messrs. Eaton, Lutz, Denomme and Valade. Except in the case of Mr. Lutz, each employment agreement has an initial three year term commencing on June 1, 1995, is automatically extended for successive periods of one year each unless either party decides not to renew, and expires when the executive turns 65 or becomes disabled. Mr. Lutz's employment agreement expired at the end of February, 1997, the month in which he attained age 65. The Board waived Chrysler's retirement policy and elected Mr. Lutz a Vice Chairman, enabling him to continue as an employee beyond age 65. Mr. Denomme's employment agreement terminated upon his retirement. The employment agreements prohibit the officer from working for a competitor for at least one year if he voluntarily terminates his employment without good reason (e.g., a significant reduction in his responsibilities or compensation).

     If Chrysler terminates the officer's employment without cause, or the officer terminates his employment for good reason, he will be entitled to receive all salary earned or other compensation owed by Chrysler. He will also receive a lump sum severance benefit generally equal to two times the sum of his current annual base salary and his average bonus over the prior three years.

     SEVERANCE AGREEMENTS. Chrysler also entered into severance agreements in 1995 with those officers and Mr. Pawley that provide each such officer a predetermined level of severance benefits if his employment is terminated involuntarily or constructively in connection with a change of control.

     These agreements require each officer who is then still actively employed generally to commit to remain employed by Chrysler for a certain period following a potential change of control. For purposes of these agreements, the definition of a change of control will generally be the same as that contained in the 1991 Plan, and the definition of a potential change of control includes the commencement of certain tender offers, a proxy contest relating to the election of directors, or signing a merger or similar agreement, or other actions that would result in a change of control if completed.

     Under these agreements, Chrysler commits to preserve each officer's existing position, compensation and benefits during such continued period of employment or, if earlier, until the second anniversary of an actual change of control. If these agreements become effective, the employment agreements described above will be suspended, subject to reinstatement if these severance agreements cease to be effective due to the fact that no change of control has occurred. If Chrysler terminates the employment of any such officer without cause after the agreement becomes effective, or the officer terminates his employment after a change of control for good reason, the officer will receive a single lump sum severance payment equal to three times, in the case of Messrs. Eaton, Lutz and Valade, and two times, in the case of Mr. Pawley, the sum of the officer's annual base salary and an amount equal to the average of the bonuses payable to the officer over a three year period preceding the officer's date of termination. An officer who receives such severance benefits will also receive certain other payments and benefits intended to compensate the officer for other benefits foregone or lost due to such termination.

     In the event that the payments made to the officer under the agreement result in the officer being subject to the excise tax on certain "excess parachute payments" payable under Section 4999 of the Internal Revenue Code of 1986, as amended, Chrysler will also pay such officer an additional amount such that the officer receives the same net after-tax benefit as the officer would have received had no excise tax been applicable. If such additional payments are required, Chrysler will not be able to deduct such additional payments for Federal income tax purposes and will also be denied such a deduction for some or all of the other payments made pursuant to the agreement and its other plans and policies.

     CHANGE OF CONTROL. Under the 1991 Plan, a change in control means (i) a person becomes the owner of 20% or more of outstanding Chrysler voting securities (unless the 20% threshold is crossed due to an acquisition from Chrysler); (ii) during any two-year period the majority of the membership of the Board no longer constitutes a majority of the Board; (iii) the stockholders approve a merger of Chrysler with any other corporation (unless Chrysler securities continue to represent at least 80% of the combined voting power of the surviving entity); or (iv) the stockholders approve a plan of complete liquidation of Chrysler or an agreement for the sale of substantially all its assets.

     Upon a change in control, (i) all stock options become fully exercisable,
(ii) limited stock appreciation rights (LSARS) will be exercisable for 60 days, and (iii) any executive terminated by Chrysler within the next two years will be permitted to exercise options or LSARs for a limited time. Upon the exercise of a LSAR, the holder is entitled to receive an amount equal to the change in control stock appreciation times the number of Shares in respect of which the LSAR was exercised. The change in control stock appreciation means an amount equal to the excess, if any, of (a) the higher of (x) the market value of a Share on the date the LSAR is exercised or (y) the highest price paid for Shares in the change of control transaction or, in the case of a change in control relating to Board membership, the average closing price of a Share for the prior 30-day period, over (b) the exercise price of the LSAR or any related option.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The Company has been advised that the following persons beneficially owned more than 5% of the Common Stock as of the dates indicated:

                                                               NUMBER OF SHARES    PERCENT
                      NAME AND ADDRESS                        BENEFICIALLY OWNED   OF CLASS
                      ----------------                        ------------------   --------
Kirk Kerkorian(l)...........................................      89,156,992        13.74%
Tracinda Corporation
4835 Koval Lane
Las Vegas, NV 89109
The Capital Group Companies, Inc.(2)........................      38,932,700          6.0%
333 South Hope Street
Los Angeles, CA 90071

(1) As of January 29, 1998, based on a Form 4 filed by Mr. Kerkorian and Tracinda Corporation, a Nevada corporation wholly owned by Mr. Kerkorian. On February 8, 1996, Chrysler entered into a five-year standstill agreement with Mr. Kerkorian and Tracinda Corporation under which they have agreed (i) not to increase their beneficial ownership of voting securities beyond 13.75%, (ii) to sell voting securities pro rata, as required, in order not to exceed such percentage as a result of Chrysler repurchases, (iii) to vote on all matters submitted to shareholders in the same proportion as shares are voted by other shareholders not affiliated with them, (iv) to not solicit proxies or enter into any activity aimed at a change of control of Chrysler or its Board, and (v) that during the term of the agreement, so long as Tracinda or Mr. Kerkorian beneficially own more than 5% of the outstanding voting securities, Chrysler's Board of Directors will nominate Mr. James D. Aljian (or a successor) for election at each meeting of stockholders at which directors are to be elected.

(2) As of December 31, 1997, based on a Schedule 13G filing. The Capital Group Companies, Inc., the parent holding company of a group of investment management companies, does not have investment or voting power over any of the Shares. Its wholly owned subsidiary, Capital Research and Management Company, is an investment adviser that beneficially owns and has sole dispositive power over 37,778,800 of the Shares. The remaining Shares are beneficially owned by its other subsidiaries.

                                   ITEM NO. 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommends that the stockholders appoint the firm of Deloitte & Touche LLP as independent public accountants to audit the Company's books, records and accounts for the year 1998. The firm has offices or associates convenient to most of the Company's facilities and the Board of Directors considers the firm to be well qualified.

     Representatives of Deloitte & Touche LLP expect to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

     YOUR DIRECTORS RECOMMEND A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   ITEM NO. 3

                              STOCKHOLDER PROPOSAL

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 500 Shares, has submitted the following proposal:

     "RESOLVED: That the stockholders of Chrysler, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

In support of this proposal, Mrs. Davis has submitted the following statement:

     "REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 113,148,660 shares, representing approximately 22.44% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this resolution."

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL. Your Board of Directors believes that cumulative voting for directors would not serve any useful purpose and would be contrary to the best interests of Chrysler and its shareholders.

     The Board is responsible for directing Chrysler's business on behalf of all stockholders. This can best be achieved by the election of directors who represent the stockholders as a whole, without favoritism or allegiance to any particular group of stockholders. A provision for cumulative voting in the election of directors could result in, and indeed may encourage, the members of special interest groups cumulating their vote to elect a director or directors. Your Board believes that the representation of special interest groups would weaken, rather than strengthen, the Board's ability to represent stockholders as a whole and that the divisiveness and factionalism such representation might encourage could be detrimental to Chrysler.

     YOUR PROXY WILL BE VOTED AGAINST THIS PROPOSAL IF IT IS PRESENTED AT THE MEETING, UNLESS YOU SPECIFY OTHERWISE.

                                   ITEM NO. 4

                              STOCKHOLDER PROPOSAL

     The American Home Baptist Mission Society, P.O. Box 851, Valley Forge, PA 19482-0851, owner of 200 Shares, has submitted the following proposal:

                      "ENDORSEMENT OF THE CERES PRINCIPLES
                    FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

WHEREAS WE BELIEVE: Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

WHEREAS:

The Coalition for Environmentally Responsible Economies (CERES) -- which includes shareholders of this Company; public interest representatives, and environmental experts -- consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Scores of companies, including Bank of America, Baxter International, Bethlehem Steel, General Motors, H. B. Fuller, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun [Sunoco], have endorsed these principles to demonstrate their commitment to public environmental accountability and standardized reporting. Fortune-500 endorsers say that the benefits of working with CERES are *public credibility,* direct access to major environmental and shareholder organizations, *leadership in designing the rapidly advancing standardization of environmental disclosures, and *measurable value-added for the company's environmental initiatives;

     A company endorsing the CERES Principles commits to work toward:

1. Protection of the biosphere       4. Energy conservation        7. Environmental restoration
2. Sustainable natural resource use  5. Risk reduction             8. Informing the public
3. Waste reduction and disposal      6. Safe products/services     9. Management commitment
                                                                   10. Audits and reports


[Materials on the CERES Principles and CERES Report Form are obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel: 617/451-0927, Fax:
617-482-2028].

CERES is distinguished from other initiatives for corporate environmental responsibility, by being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

                              SUPPORTING STATEMENT

Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. Furthermore, the number of public pension funds and foundations supporting this resolution increases every year. We believe the CERES Principles exceed the European Community regulation for voluntary participation in verified and publicly reported eco-management and auditing, and that they also exceed the requirements of ISO 14000.

Your vote FOR this resolution will encourage both scrutiny of our Company's environmental policies and reports and adherence to goals supported by management and shareholders alike. We believe the CERES Principles will protect both your investment and your environment."

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL. The Company formally adopted a policy on environmental principles in 1992. The policy reflects the Company's commitment to the environment and its goal of integrating sound environmental practices, materials and technology into the Company's products and manufacturing processes. The policy's objectives include: resource conservation; pollution prevention; recycling improvements; efficient energy use; and continuous improvement.

     In furtherance of that policy, Chrysler's environmental staff conducts or oversees periodic audits of each operating unit to assess their environmental performance. The Company believes that such audits are effective in enabling management to identify areas of concern and prevent or remedy potential problems.

     Since many of the topics covered by this proposal are already included in the extensive reports the Company is required to prepare under federal and state law, the Proposal would burden the Company with additional reporting obligations and their associated costs in connection with a mandatory annual CERES Report. The Company also believes that endorsing the CERES Principles would impose unnecessary costs on the Company by obligating it to pay an annual fee to CERES of $25,000.

     In summary, the Company believes that the costs and uncertainties associated with the proposal outweigh any potential environmental benefits which might result from its adoption.

     YOUR PROXY WILL BE VOTED AGAINST THIS PROPOSAL IF IT IS PRESENTED AT THE MEETING, UNLESS YOU SPECIFY OTHERWISE.

                                   ITEM NO. 5

                              STOCKHOLDER PROPOSAL

     Bernardine J. Sloan and John P. Sloan, 2741 S. Fourth St. Apt. D, Springfield, IL 62703, who own 303 Shares, have notified Chrysler that they intend to present the following proposal:

"Recommended: It is requested that Chrysler Corporation (hereafter referred to as the corporation) obtain shareholder consent/approval for political contributions in excess of $10,000.00 annually to a political party. Be it further requested that the corporation shall publish in its annual report to shareholders a list of political contributions for the previous 12 month period.

Supporting statement of shareholder:

     The Corporation, through its Board of Directors, contributes many thousands of dollars to the political process in an effort to influence political decisions dealing with a variety of items ranging from socio-economic issues to environmental factors.

     Oftentimes, an individual shareholder many [sic] differ with the corporate view toward the above issues. But, by virtue of ownership of shares, the shareholder is giving tacit approval to the Directors to contribute to a political party which is in opposition to the shareholder's individual views.

     At the very least, a shareholder of a public-traded corporation is entitled to know where and when his/her views differ from the corporate view regarding the political process and its bearing on socio-economic and environmental factors.

     This proposal would reveal any differences between the shareholder's individual views and corporate activity in the political process. Consequently, the shareholder would have an opportunity to defend his/her views by taking appropriate action.

     Without this proposal, a corporate decision to support a political party could be tantamount to coercive cooptation [sic] of shareholders in accepting or supporting a political party contrary to a shareholder's individual view.

     The publication of political contributions should be in tandem with a limit on political contributions of $10,000.00. The $10,000.00 limit will help abate "influence peddling". Huge corporate contributions to a political party (referred to as "soft money") are ultimately and indirectly used to buy influence on a particular issue from a candidate (referred to as "hard money"). Until such a time that effective campaign finance laws are enacted (which appears remote at this junction) shareholders must initiate action at the grass roots level in order to curb the abuse of corporate contributions to the political process.

     A past statesman cautioned us on this subject: All that remains to insure corrupt government is for all good (wo)men to do nothing. The words may not be the exact quotation, but the message is clear: sit on your rights too long and you may lose the privilege to exercise them.

     If shareholders fail to act on this proposal, its failure could seriously undermine the principle of "One (wo)man -- one vote!"

     If shareholders wish to contribute or participate in the political process, most of us are mature enough to do so on an individual basis. We should not be subjected to coercive cooptation [sic] in supporting a political party which stands in opposition to our individual beliefs."

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL. Federal and state laws and regulations impose restrictions on political contributions. It has been and will continue to be Chrysler's policy to comply fully with all laws and regulations concerning political contributions.

     U.S. corporations are prohibited from making any contributions in connection with any federal election. However, Chrysler's employees are legally permitted to contribute to a political action committee. All of the money contributed to the Chrysler Political Support Committee is donated voluntarily by Chrysler employees. Employees control the Committee and determine which candidates receive support.

     Chrysler may, on occasion, make minimal contributions in respect of certain state or local ballot questions or grass roots campaigns that it believes could affect its business operations or the well being of its employees. Chrysler also may make payments to defray the costs of certain partisan political forums, provided such payments are made in accordance with law and do not exceed $100,000 in the aggregate annually. Chrysler reports these contributions to the extent required by law.

     Adoption of the proposal would result in unnecessary expense to Chrysler without providing a sufficient corresponding benefit.

     YOUR PROXY WILL BE VOTED AGAINST THIS PROPOSAL IF IT IS PRESENTED AT THE MEETING, UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER MATTERS

     Chrysler, in the ordinary course of business, purchased materials, supplies and services from numerous suppliers throughout the world in 1997. Purchases were made from some concerns of which certain nonemployee directors are directors or officers. Chrysler does not consider the amounts involved in such transactions material in relation to its business and believes that such amounts are not material in relation to the businesses of such other corporations or the interests of the nonemployee directors involved.

     Chrysler incurred expenses of approximately $731,800 in 1997 for advertising and related marketing activities with Black Enterprise magazine. Mr. Graves is the Chairman, Chief Executive Officer and sole stockholder of the magazine's ultimate parent company.

     Under marketing arrangements with MGM Grand Hotel, Inc. and New York-New York Hotel & Casino, LLC, the Company is entitled to vehicle displays, advertising space, and promotional packages at hotel complexes in Las Vegas, Nevada. In exchange, the Company provides those companies with the use of thirty-five vehicles, and five vehicles respectively. MGM Grand, Inc., whose principal stockholders are Kirk Kerkorian and Tracinda Corporation, is the sole stockholder of MGM Grand Hotel, Inc. and a partner of New York-New York Hotel & Casino, LLC. Mr. Aljian is a director of MGM Grand, Inc.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Chrysler's directors, executive officers, and beneficial owners of more than ten percent of its equity securities, are required by law to report changes in their ownership of Shares to the SEC on a timely basis. Chrysler believes that all 1997 transactions were reported on time.

                           1998 STOCKHOLDER PROPOSALS

     The deadline for submitting proposals for possible inclusion in next year's proxy statement is December 18, 1998. Proposals should be addressed to: William
J. O'Brien, Vice President, General Counsel and Secretary, Chrysler Corporation, 1000 Chrysler Drive, Auburn Hills, MI 48326-2766.

                                GENERAL MATTERS

     Chrysler will pay the cost of printing and mailing proxy materials to you and soliciting your proxy. These costs include fees and expenses charged by brokers and other custodians to forward proxy materials to stockholders. Georgeson & Company, Inc. will help distribute proxy materials and solicit proxies for a fee of $15,000, plus reasonable expenses. Chrysler's directors, officers, and employees may also solicit proxies in person, by telephone, or electronically.

     Chrysler does not intend to bring before the meeting any matters other than those referred to in the accompanying Notice. If any other matters properly come before the meeting, the persons appointed as proxies in the accompanying proxy card intend to vote in accordance with their judgment.

                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                              William J. O'Brien
                                   Vice President, General Counsel and Secretary

April 17, 1998

                                                                          NOTICE
                                                                       OF ANNUAL
                                                                      MEETING OF
                                                                    STOCKHOLDERS
                                                                       AND PROXY
                                                                       STATEMENT

                                                                   CHRYSLER LOGO

                                                                    May 21, 1998

                                             PLEASE VOTE BY TOLL-FREE TELEPHONE
                                             OR BY INTERNET AS EXPLAINED ON YOUR
                                             PROXY CARD, OR BY SIGNING, DATING
                                             AND MAILING YOUR PROXY CARD IN THE
    (LOGO)                                   ENCLOSED ENVELOPE.

recycled paper

                         [CHRYSLER CORPORATION LOGO]

          The undersigned appoints Robert J. Eaton and Robert A. Lutz, or either of them, proxies with full power of substitution to vote all shares the undersigned is entitled to vote at Chrysler's Annual Meeting of Stockholders on May 21, 1998 (or at a reconvened meeting if the meeting is adjourned), on all matters properly before the meeting. This card also constitutes voting instructions for any shares held for the undersigned in the dividend reinvestment plan and the employee savings and deferred pay plans.

          YOUR BOARD OF DIRECTORS SOLICITS THIS PROXY. IF YOU WANT YOUR SHARES TO BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS, SIMPLY SIGN, DATE AND RETURN THIS CARD, OTHERWISE PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. IF YOU DO NOT SPECIFY OTHERWISE, YOUR SHARES WILL BE VOTED TO ELECT THE NOMINEES NAMED BELOW (OR A SUBSTITUTE IF ANY NOMINEE BECOMES UNAVAILABLE), "FOR" ITEM 2, AND "AGAINST" ITEMS 3-5. INSTEAD OF USING THIS CARD, YOU MAY SPECIFY YOUR CHOICES BY TELEPHONE OR BY INTERNET.

          Nominees for Director: 01 Lilyan H. Affinito, 02 James D. Aljian, 03 Robert E. Allen, 04 Joseph A. Califano, Jr., 05 Robert J. Eaton, 06 Earl G. Graves, 07 Kent Kresa, 08 Robert J. Lanigan, 09 Robert A. Lutz, 10 Peter A. Magowan, 11 John B. Neff and 12 Lynton R. Wilson.

* PRINTED ON RECYCLED PAPER.                      [PLEASE SIGN ON REVERSE SIDE.]

[X] Please mark your                                                                                                    D146
    votes as in this
    example.

    This proxy when properly executed will be voted as you specify below. If you do not specify otherwise, the proxy will be voted FOR election of directors, FOR Item 2 and AGAINST Items 3 through 5.

------------------------------------------------------------------------------------------------------------------------------------
                                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
------------------------------------------------------------------------------------------------------------------------------------
                     FOR        WITHHELD                                                                FOR     AGAINST    ABSTAIN
1.  Election of      [ ]           [ ]                                          2.  Appointment of      [ ]       [ ]        [ ]
    Directors                                                                       Independent
    (See Reverse)                                                                   Public Accountants.
For, except vote withheld from the following nominee(s):


------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3-5
                                                                         -----------------------------------------------------------
                                                                         3.  Proposal relating to       FOR     AGAINST    ABSTAIN
                                                                             cumulative voting.         [ ]       [ ]        [ ]

                                                                         4.  Proposal relating to the   [ ]       [ ]        [ ]
                                                                             CERES Principles.

                                                                         5.  Proposal relating to       [ ]       [ ]        [ ]
                                                                             political contributions
                                                                         -----------------------------------------------------------
SIGNATURE(S)                                        DATE           1998
            ----------------------------------------    -----------
NOTE: Please sign exactly as name appears hereon.  When signing as executor, administrator, trustee or the like please give full title.
------------------------------------------------------------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL /\



                           CHRYSLER CORPORATION

Dear Shareholder:

Chrysler Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.   To vote over the internet:
        *Log on to the internet and go to the web site http://www.vote.by.net.com

2.   To vote over the telephone:
        *On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day 7 days a week

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.
--------------------------------------------------------------------------------